Exhibit 10.1
CREDIT AGREEMENT
among
INTEGRA BANK CORPORATION
as Borrower,
SUNTRUST BANK,
as Agent,
and the BANKS named herein
As of August 5, 2005

CREDIT AGREEMENT
     CREDIT AGREEMENT dated as of August 5, 2005 among INTEGRA BANK CORPORATION, an Indiana corporation (the “Borrower”), each of the banks named on the signature pages hereto under the caption “Banks” (individually, a “Bank” and, collectively, the “Banks”) and SUNTRUST BANK, as agent for the Banks (in such capacity, together with its successors in such capacity, the “Agent”).
     WHEREAS, the Borrower has requested that the Agent and Banks make available to it revolving credit loans in an aggregate amount not exceeding $15,000,000 at any time, and the Agent and Banks are willing to make available such revolving credit loans upon the terms and conditions hereof.
     NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND ACCOUNTING
     1.1 Defined Terms. As used herein, the following terms shall have the following meanings (terms defined in this Section 1.1 or in other provisions of this Agreement in the singular to have correlative meanings when used in the plural and vice versa):
     “Acquisition” means any transaction or series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interest, membership interest, or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation of, or any other combination with, another Person (other than a Person that is a Subsidiary), provided that the Borrower or a Subsidiary is the surviving entity.
     “Agreement” means this Credit Agreement, as amended, modified, or supplemented from time to time.
     “Administrative Questionnaire” shall mean, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent by such Bank.
     “Applicable Lending Office” shall mean, for each Bank and for each type of Loan, the lending office of such Bank designated for such type of Loan on Schedule 1 hereto or such other office of such Bank as such Bank may from time to time specify to the Agent and the Borrower as the office by which its Loans of such type are to be made and maintained.
     “Applicable Margin” means, for Federal Funds Rate Loans and Eurodollar Loans, 1.25% per annum.
     “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.

     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Agent, in the form of Exhibit C attached hereto or any other form approved by the Agent.
     “Authorized Officer” shall mean, with respect to the giving of a notice of borrowing pursuant to Section 2.2, each of the Persons named on Schedule 5 and any other Person identified in a notice from a Person who is then an Authorized Officer to the Agent as being an “Authorized Officer.” Any “Authorized Officer” shall cease to be such at any time that a Person who is an Authorized Officer shall provide notice to the Agent that the named Authorized Officer has ceased to be an Authorized Officer; provided, that the Agent shall be fully protected in accepting and acting on borrowing notices or other notices from any Person who is an Authorized Officer prior to actual receipt of notice of such cessation and such notices shall bind the Borrower.
     “Base Rate” shall mean the higher of (i) the per annum rate which the Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Agent may make commercial loans or other loans at rates of interest at, above or below the Agent’s prime lending rate. Each change in the Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.
     “Base Rate Loans” shall mean Loans the interest rates on which are determined on the basis of the Base Rate.
     “Business Day” shall mean any day on which commercial banks are not authorized or required by law to close in Atlanta, Georgia, and, if such day relates to a Conversion, notice, payment, or other transaction in respect of a Eurodollar Loan or the first or last day of an Interest Period, a day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person which are required to be accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” shall mean, with respect to any Person, the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended) of 25% or more of the voting stock of such Person.
     “Code” shall mean the Internal Revenue Code of 1986 as amended from time to time.
     “Commitment” shall mean, as to each Bank, the obligation of such Bank to make Loans to the Borrower under this Agreement in an aggregate amount not at any time exceeding the amount set forth opposite the name of such Bank in the “Commitment” column in Schedule 1 or, where the context so requires, the amount of such obligation, as the same may be reduced from time to time pursuant to Section 2.3 or increased pursuant to Section 2.11.
     “Consolidated Subsidiary” shall mean each Subsidiary (whether now existing or hereafter created or acquired) the financial statements of which are required to be consolidated with the financial statements of the Borrower in accordance with GAAP.
     “Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to Section 2.4 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.
     “Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.4 hereof of Loans of one type into Loans of another type.
     “Credit Extension” shall mean the making of any Loan.
     “Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “Double Leverage Ratio” means the ratio of
     (a) equity investments of the Borrower in its Subsidiaries to
     (b) (i) consolidated shareholders’ equity of the Borrower and its Subsidiaries [plus (ii), to the extent treated as in Tier 1 Capital (as defined under applicable federal banking regulations), Trust Preferred Securities.
     “Eligible Assignee” shall mean (i) a Bank; (ii) an Affiliate of a Bank; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Agent, and unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 11.5), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Bank (through the Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
     “Environmental Laws” shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to the release or discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport, or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Hazardous Materials Transportation Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974 as amended from time to time.
     “ERISA Affiliate” shall mean any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.
     “Eurodollar Loans” shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “LIBOR Rate.”
     “Event of Default” shall have the meaning attributed thereto in Section 9 hereof.
     “Fed Funds Rate Loans” shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “Fed Funds Rate.”
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. The rate applicable to Fed Funds Rate Loans will change upon any change in the Federal Funds Rate.
     “Foreign Bank” shall mean any Bank that is not a United States person under Section 7701(a)(3) of the Code.
     “GAAP” shall mean generally accepted accounting principles as in effect from time to time.
     “Guarantee” shall mean (a) a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital, or earnings of any Person, (b) a guarantee of the payment of dividends or other distributions upon the stock or other equity interests of any Person, or (c) an agreement to purchase, sell, or lease (as lessee or lessor) property or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or to assure a creditor against loss, including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” shall have correlative meanings.
     “Indebtedness” shall mean, as to any Person: (a) obligations created, issued, or incurred by such Person in respect of deposits taken or for borrowed money (whether by loan or by the issuance and sale of certificates of deposit or debt securities or the sale of property to another Person subject to an understanding, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising in the ordinary course of business so long as such trade accounts payable are not past due; (c) obligations of others secured by a Lien on the property of such Person, whether or not the respective obligations so secured have been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.
     “Interest Period” shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Base Rate Loan or a Fed Funds Rate Loan or the last day of the next preceding Interest Period for such Eurodollar Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided, that each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day.
     “Investment” in any Person shall mean: (a) the acquisition of capital stock, bonds, notes, debentures, partnership, or other ownership interests, other securities, or Indebtedness of such Person; (b) any deposit with, or loan or other extension of credit to, such Person; (c) any Guarantee of Indebtedness or other liabilities of such Person; and (d) any amount committed to be lent to such Person.
     “LIBOR Base Rate” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR Base Rate shall mean the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (Atlanta, Georgia time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Agent.
     “LIBOR Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to (x) the LIBOR Base Rate for such Loan for such Interest Period divided by (y) the remainder of 1 minus the Reserve Requirement for such Loan for such Interest Period.
     “Lien” shall mean, with respect to any property of any Person, any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect thereof, including the interest of a vendor or lessor under any conditional sale, security lease, or other title retention agreement with respect to any property purchased, leased, or otherwise held by such Person.
     “Loan” shall mean each portion of any Revolving Credit Loan made by a Bank pursuant to Section 2.2 that is subject to a particular interest rate election (and, in the case of Eurodollar Loans, a particular Interest Period) and any portion of any thereof that the Borrower has elected to be subject to a particular interest rate election (and, in the case of Eurodollar Loans, a particular Interest Period) under Section 2.4.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
     “Majority Banks” shall mean at any time Banks holding at least 51% of the unpaid principal amount of the Loans; provided, that if no Loan is then outstanding, “Majority Banks” shall mean Banks having at least 51% of the aggregate amount of the Commitments.
     “Margin Stock” shall mean margin stock within the meaning of Regulations U and X.
     “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.
     “Nonperforming Loans” shall have the meaning attributed thereto in Section 8.4(d).
     “Notes” shall mean the promissory notes provided for by Section 2.8 hereof.
     “Participant” shall have the meaning attributed thereto in Section 11.5(d).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Percentage” shall mean, as to each Bank, the percentage set forth in the “Percentage” column opposite the name of such Bank in Schedule 1, as the same may be amended in accordance with this Agreement.

     “Person” shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization, or government (or any agency, instrumentality, or political subdivision thereof).
     “Plan” shall mean an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA other than a Multiemployer Plan.
     “Post-Default Rate” shall mean a rate per annum equal to 2% above the Base Rate as in effect from time to time.
     “Quarterly Dates” shall mean the last Business Day of each March, June, September, and December.
     “Regulations D, U, and X” shall mean, respectively, Regulations D, U, and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.
     “Regulatory Change” shall mean any change after the date of this Agreement in federal, state, or foreign law or regulations (including, without limitation, Regulation D) or the adoption, modification, or making after such date of any interpretation, guideline, directive, or request applying to a Bank (whether or not having the force of law) by any court or governmental, regulatory, or monetary authority.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Reserve Requirement” shall mean, (a) for any Interest Period for any Eurodollar Loan, the sum (expressed as a decimal) of the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System against “Eurocurrency liabilities” and (b) for any Fed Funds Rate Loan or Eurodollar Loan, any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities that includes deposits by reference to which the Fed Funds Rate or the LIBOR Base Rate is to be determined or (ii) any category of extensions of credit or other assets that includes a Fed Funds Rate Loan or a Eurodollar Loan.
     “Revolving Credit Loan” shall mean Loans made on or before the Revolving Credit Commitment Termination Date pursuant to Section 2.2.
     “Revolving Credit Commitment Termination Date” shall mean [July 28, 2006,] as such date may be extended pursuant to Section 2.10.
     “Subordinated Indebtedness” shall mean any Indebtedness of the Borrower however evidenced which by its terms is expressly subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes on terms satisfactory to the Banks.

     “Subsidiary” shall mean any Person (a) of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such Person (irrespective of whether any other class of stock or other ownership interests might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or (b) that is a Subsidiary Bank.
     “Subsidiary Bank” shall mean any Person that is an “insured depository institution” within the meaning of 12 U.S.C. §1813(c), as amended, and that is “controlled” by the Borrower within the meaning of 12 U.S.C. §1841(a), as amended.
     “Tangible Net Worth” shall mean at any date the total shareholders’ equity (including additional paid-in capital, retained earnings, and capital reserves, but excluding (notwithstanding GAAP) any adjustments made pursuant to Financial Accounting Standard 115 plus the amount of the Trust Preferred Securities to the extent treated as Tier 1 Capital of the Borrower under applicable regulations of the Board of Governors of the Federal Reserve System, minus the cost of common stock reacquired by the Borrower and other capital accounts of the Borrower at such date, minus goodwill, patents, trademarks, service marks, trade names, copyrights, and all intangible assets and all items that are treated as intangible assets under GAAP or that otherwise fit within the definition of “intangible assets” in the instructions for call reports of the Federal Deposit Insurance Corporation (“FDIC”).
     “Tier One Capital” shall have the same meaning as that determined under the capital formula used by the Federal Reserve Board.
     “Total Credits” shall mean at any time the sum of the aggregate outstanding principal amount of Loans.
     “Trust Guarantee” shall mean any guarantee of the Borrower of the Trust Preferred Securities, which guarantee is subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes on terms satisfactory to the Agent.
     “Trust Indebtedness” shall mean Indebtedness of the Borrower payable to the Trust Issuer or its transferees (a) which is due not earlier than the date thirty (30) years after its issuance, (b) which may not be redeemed earlier than five (5) years after issuance, and (c) the payment of which is subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes on the terms satisfactory to the Agent.
     “Trust Preferred Securities” shall mean the preferred securities issued by the Trust Issuers (a) that are subject to mandatory redemption not earlier than the date thirty (30) years after issuance and (b) that may not be optionally redeemed earlier than five (5) years after issuance.
     “type” means a type of Loan, i.e. either a Eurodollar Loan, a Federal Funds Rate Loan or a Base Rate Loan.
     1.2 Accounting. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Banks hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the audited consolidated financial statements of the Borrower and the Consolidated Subsidiaries referred to in Section 7.3(a) hereof (except for changes concurred with by the Majority Banks).
SECTION 2. THE LOANS
     2.1 Revolving Credit Loans.
     (a) Each Bank severally agrees, on the terms and subject to the conditions of this Agreement (including without limitation Section 2.1(c)), to make loans to the Borrower during the period from and including the date hereof to and including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Bank’s Commitment as then in effect. Subject to the terms of this Agreement, during such period the Borrower may borrow, repay, and reborrow the amount of the Commitments from time to time in effect by means of Base Rate Loans, Eurodollar Loans, and Fed Funds Rate Loans and may Convert Loans of one type into Loans of another type or Continue Eurodollar Loans; provided that no more than ten (10) Eurodollar Loans may be outstanding from each Bank at any one time.
     (b) Revolving Credit Loans may be borrowed pursuant to Section 2.2, upon notice given by the Borrower.
     (c) Anything in this Agreement to the contrary notwithstanding, the Banks shall have no obligation to make any Loans if, after giving effect thereto, the Total Credits would exceed the aggregate amount of the Commitments.
     2.2 Revolving Credit Loans Pursuant to Notice. The Borrower may, subject to the terms and conditions of this Agreement, borrow Revolving Credit Loans by notice given by an Authorized Officer to the Agent in accordance with Section 4.5(a). Revolving Credit Loans made pursuant to this Section 2.2 on any day shall be in an aggregate amount not less than that specified in Section 4.4 and shall consist of Loans of the same type. Not later than 1:30 p.m. Atlanta time on the date specified for each borrowing under this Section 2.2, each Bank shall make available the amount of the Loan to be made by it on such date to the Agent, from such account as it shall specify, in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made promptly available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained at the Agent.
     2.3 Voluntary Reduction of Commitments. The Borrower shall have the right to terminate or reduce the aggregate amount of the unused Commitments at any time or from time to time, provided that: (i) the Borrower shall give notice of each such termination or reduction as provided in Section 4.5 hereof; (ii) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $5,000,000 (iii) the aggregate amount of Commitments shall not be reduced below the Total Credits then outstanding; (iv) no such reduction shall cause the Commitment of any Bank to be reduced below the outstanding principal amount of Loans made by such Bank; and (v) Commitments once terminated or reduced may not be reinstated.
     2.4 Prepayment, Conversions and Continuations. Subject to Section 5.5 hereof, the Borrower shall have the right to prepay the principal of the Loans or to Convert Loans of one type into Loans of another type or Continue Eurodollar Loans as such at any time, provided that: (a) the Borrower shall give the Agent notice of each such prepayment, Conversion, or Continuation as provided in Section 4.4 hereof; (b) prepayments shall be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000; and (c) Eurodollar Loans may be prepaid, Continued, or Converted only on the last day of an Interest Period therefor.
     2.5 Interest.
     (a) The Borrower promises to pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to, but excluding, the date such Loan shall be paid in full, (i) while such Loan is a Base Rate Loan, for each day at a rate per annum equal to the sum of the Base Rate as in effect on such day; (ii) while such Loan is a Eurodollar Loan, for each Interest Period relating thereto, at a rate per annum equal to the sum of the LIBOR Rate for such Loan for such Interest Period plus the Applicable Margin; and (iii) while such Loan is a Fed Funds Rate Loan for each day, at a rate per annum equal to the sum of the Fed Funds Rate as in effect on such day plus the Applicable Margin.
     (b) Notwithstanding the foregoing, the Borrower will pay to the Agent for the account of the Person entitled thereto interest at the Post-Default Rate on (i) any principal of any Loan and (ii) (to the fullest extent permitted by law) any interest or other amount payable by the Borrower hereunder or under any Note which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for each day during the period from and including the due date thereof to but excluding the date the same is paid in full.
     (c) Accrued interest shall be payable in (i) in the case of Base Rate Loans, quarterly in arrears on the Quarterly Dates, (ii) in the case of Fed Funds Rate Loans, monthly in arrears on the last Business Day of the month, (iii) in the case of a Eurodollar Loan, on the last day of each Interest Period thereof and, for each Interest Period in excess of three months, on a date three months after the commencement of the Interest Period, and (iv) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another type (but only on the principal amount so paid, prepaid, or Converted); provided, that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Loan that is Converted into a Base Rate Loan pursuant to Section 5.4 hereof shall be payable on the date of Conversion (but only to the extent so Converted).
     (d) Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Borrower.

     2.6 Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank’s Applicable Lending Office for Loans of such type.
     2.7 Several Obligations; Remedies Independent. The obligations of the Banks under this Agreement are several and the failure of any Bank to make any Loan on the date specified therefor shall not relieve any other Bank of its obligation to make the Loan to be made by it on such date, but neither any Bank nor the Agent shall be responsible for the failure of any other Bank to make any Loan. The amounts payable by the Borrower at any time hereunder and under the Notes to the Agent and each Bank shall be a separate and independent debt, and the Agent and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.
     2.8 Notes. The obligation of the Borrower to pay principal of and interest on the Loans made by each Bank hereunder shall be evidenced by a single promissory note of the Borrower payable to such Bank in substantially the form of Exhibit A hereto. The date, amount, and type of each Loan made by each Bank, and the date and amount of each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of any Note evidencing such Loan held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof; provided, however, that any failure to so record shall not affect the Borrower’s obligations under this Agreement or the Notes.
     2.9 Business Day Payments. If the due date of any amount payable hereunder shall fall on a day which shall not be a Business Day, the due date of such amount shall be postponed to the next Business Day thereafter.
     2.10 Extension of Commitments and Replacement of Banks.
     (a) The Borrower may request an extension of the Revolving Credit Commitment Termination Date by submitting a request for extension to the Agent and each Bank (other than a Bank excluded from such request as provided in the last sentence of this Section 2.10(a)) (each such request being an “Extension Request”) no more than sixty (60) days prior to the then existing Revolving Credit Commitment Termination Date. The Agent and each Bank receiving such an Extension Request may, in accordance with such Extension Request but in the absolute and sole discretion of the Agent and such Bank, agree to extend the Revolving Credit Commitment Termination Date by delivering to the Borrower and the Agent an irrevocable notice (a “Consent Notice”) to such effect, which consent shall specifically refer to this Section 2.10 and which shall be given no later than thirty (30) days prior to the then existing Revolving Credit Commitment Termination Date (the period between the receipt of the Extension Notice and the 30-day deadline for response being referred to as the “Consent Period”). The new Revolving Credit Commitment Termination Date shall be no more than 364 days after the current Revolving Credit Commitment Termination Date. No Extension Request shall be effective with respect to a Bank (i) that, by a notice (a “Withdrawal Notice”) to the Borrower and the Agent during the Consent Period, declines to consent to such extension or (ii) that has failed to respond to the Borrower and the Agent within the Consent Period or (iii) that was excluded from the Borrower’s Extension Request (each such Bank giving a Withdrawal Notice or failing to respond in a timely manner or being excluded from the Borrower’s Extension Request being called a “Withdrawing Bank”). So long as no Default or Event of Default exists, the Borrower may elect to exclude any Bank from its request for extension of the Revolving Credit Termination Date pursuant to this Section 2.10(a) by providing a notice to such effect to the Agent and the Banks.
     (b) The Borrower may replace any Withdrawing Bank during the 25-day period (the “Replacement Period”) commencing at the end of the Consent Period and ending on (and including) the date five days before the Revolving Credit Commitment Termination Date then in effect, provided, that (i) no Default shall have occurred and be continuing, (ii) the Bank being replaced has been paid in full of all its Loans, including principal and interest, and other amounts due to it hereunder, (iii) the aggregate amount of the Commitments shall remain unchanged following such replacement, (iv) any such replacement bank assumes all the rights and obligations of a “Bank” hereunder pursuant to such accession documentation as the Agent shall specify pursuant to Section 2.10(d), and (v) the Agent shall have consented to such replacement bank, which consent shall not be unreasonably withheld.
     (c) If the Agent does not timely provide a Consent Notice as to an Extension Request, or if there is a Withdrawing Bank and the Borrower does not find a replacement bank which satisfies all the conditions stated in Section 2.10(b) by the end of the Replacement Period, the Revolving Credit Commitment Termination Date shall not be extended, any Withdrawing Bank shall continue to be a Bank hereunder, and its Commitments shall expire on the Revolving Credit Commitment Termination Date as provided herein without giving effect to any extension. If all of the Banks and the Agent provide a Consent Notice with respect to an Extension Request and there is no Withdrawing Bank, or if all of the Banks (other than any Withdrawing Bank) and the Agent give a Consent Notice and each Withdrawing Bank is replaced by a replacement bank during the Replacement Period and all the conditions stated in Section 2.10(b) shall be satisfied with respect to such replacement bank, then the Revolving Credit Commitment Termination Date shall be extended in accordance with the relevant Extension Request, the Commitments shall be extended accordingly, and any Withdrawing Bank shall be discharged from its Commitment and any other obligation as a Bank which arises after the date which would have been the Revolving Credit Commitment Termination Date but for such extension.
     (d) Any replacement bank may become a “Bank” under this Agreement by executing and delivering to the Borrower and the Agent an accession agreement in form and substance satisfactory to the Agent and the Borrower and such related documentation as shall be satisfactory in form and substance to the Borrower and the Agent, pursuant to which such bank shall assume the rights, privileges, duties, and obligations of a “Bank” hereunder. Upon the effectiveness of any such accession agreement and related documentation, the acceding bank shall become a “Bank” for all purposes of this Agreement having the Commitments specified in such accession agreement.
     (e) The Agent shall promptly provide a copy of each accession agreement to each of the Banks.

     (f) If any Loans shall be outstanding at the time an accession agreement becomes effective, the Borrower shall repay such portion of such Loans and borrow an equal principal amount of new Loans from the Bank which has acceded so that after giving effect to such prepayment and borrowing the Loans are held pro rata among the Banks in accordance with the Commitments. The Banks shall make disbursements among themselves to give effect to such prepayment and borrowing pursuant to instructions from the Agent. The Borrower shall pay accrued interest to the date of prepayment on any Loans so prepaid, together with any amounts payable as a result of such prepayment pursuant to Section 5.5, such prepayments being due on the date of such prepayments. Any Eurodollar Loans made by such acceding Bank shall be (if not made on the first day of the relevant Interest Period(s) for Eurodollar Loans hereunder) at such rate(s) per annum as shall be set forth in the accession agreement.
     2.11 Repayment. All principal amounts on the Loans shall be payable on the Revolving Credit Commitment Termination Date, of, if sooner, as provided in Section 9.2.
SECTION 3. THE FEES
     3.1 Facility Fee. The Borrower shall pay to the Agent for the account of each Bank a facility fee on the amount of such Bank’s Commitment, for the period from and including the date of this Agreement to, but not including the earlier of the date such Commitment is terminated or the Revolving Credit Commitment Termination Date, at the rate per annum of 0.25%. The accrued facility fee in respect of the Commitments shall be payable in arrears on each Quarterly Date and on the earlier of the date the Commitments are terminated or the Revolving Credit Commitment Termination Date.
     3.2 Agency Fee. The Borrower shall pay to the Agent for the account of the Agent such agency fee as shall be agreed between the Agent and the Borrower.
SECTION 4. THE PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.
     4.1 Payments.
     (a) Except to the extent otherwise provided herein, all payments and prepayments of principal, interest, fees, and other amounts to be made by the Borrower under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off, or counterclaim, to the Agent at such account as it may specify, not later than 12:00 p.m. Atlanta time on the date on which such payment shall become due (each such payment made after such time to be deemed to have been made on the next succeeding Business Day).
     (b) Each payment received by the Agent under this Agreement or any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank’s Applicable Lending Office for the Loan in respect of which such payment is made.
     4.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) the borrowing from the Banks of Loans under Section 2.2 hereof shall be made from the Banks, and the payment of the facility fee under Section 3 hereof shall be made for the account of the Banks, and each reduction of the Commitments pursuant to Section 2.3 hereof shall be applied to the Commitments of the Banks, pro rata according to the amounts of their respective Percentages; (b) the making, Conversion, and Continuation of Loans of a particular type (other than Conversions provided for by Section 5.4 hereof) shall be pro rata among the Banks according to the amounts of their respective Percentages; (c) each payment or prepayment of principal by the Borrower shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans held by the Banks; and (d) each payment of interest on Loans by the Borrower shall be made for the account of the Banks pro rata in accordance with the amounts of interest due and payable to the respective Banks.
     4.3 Computations. Interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
     4.4 Minimum Amounts. Except for Conversions or prepayments made pursuant to Section 5.4 hereof, each borrowing pursuant to Section 2.2, Conversion, and prepayment of principal of Loans shall be in the case of Fed Funds Loans or Base Rate Loans in an amount at least equal to $1,000,000 and in integral multiples of $100,000, and in the case of Eurodollar Loans, in an amount at least equal to $5,000,000 and in integral multiples of $1,000,000 (prepayments or Conversions of or into Loans of different types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate Conversions and prepayments for purposes of the foregoing, one for each type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Eurodollar Loans having the same Interest Period shall be at least equal to $5,000,000 and if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.
     4.5 Certain Notices.
     (a) Notices by the Borrower to the Agent of voluntary reductions of the Commitments, borrowings, Conversions, Continuation and prepayments of Loans, of type of Loans, and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. Atlanta time on the number of Business Days prior to the date of the relevant reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

Business
Notice	Days Prior
Reduction of Commitments	five

Borrowing or prepayment of, or Conversions into, Base Rate Loans or Fed Funds Rate Loans	one

Business
Notice	Days Prior
Borrowing or prepayment of, Conversions into, Continuations as, or duration of Interest Period for, Eurodollar Loans	three
     (b) Each notice of reduction of the Commitments shall specify the amount of such reduction. Each notice of borrowing, Conversion, Continuation, or prepayment shall specify the Loans to be borrowed, Converted, Continued, or prepaid and the amount (subject to Section 4.4 hereof) and type of the Loans to be borrowed, Converted, Continued, or prepaid and the date of Conversion, Continuation, or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall promptly notify the Banks of the contents of each such notice.
     (c) In the event that the Borrower fails to select the type of Loan or the duration of any Interest Period for any Eurodollar Loan within the time period and otherwise as provided in this Section 4.5, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or will be made as a Base Rate Loan; provided, that the Borrower shall continue to have the right to Convert any such Loan on the terms and conditions of this Agreement.
     4.6 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the “Payor”) prior to the date on which the Payor is scheduled to make a payment to the Agent (a “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may in reliance upon such assumption (but shall not be required to) make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (if the recipient is the Borrower) the Base Rate for such day, and (if the recipient is a Bank) the Fed Funds Rate for such day as determined by the Agent; and if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid at the Base Rate (if the Payor is the Borrower) or the Fed Funds Rate (if the Payor is a Bank).
     4.7 Sharing of Payments. If any Bank shall obtain payment in any manner whatsoever of any principal of or interest on any Loan or any other amount due hereunder or under the Notes and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest or such other amount then due hereunder or under the Notes by the Borrower to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in the Loans made by such other Banks in such amounts and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such excess payment pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks. To such end all the

Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
SECTION 5. YIELD, CAPITAL MAINTENANCE AND TAX PROVISIONS
     5.1 Additional Costs.
     (a) The Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Eurodollar Loans or Fed Funds Rate Loans or its obligation to make any Eurodollar Loans or Fed Funds Rate Loans hereunder, or any reduction in any amount received or receivable by such Bank hereunder in respect of any Eurodollar Loans or Fed Funds Rate Loans or such obligation (such increases in costs and reductions in amounts received or receivable being herein called “Additional Costs”), resulting from any Regulatory Change which:
     (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note (other than taxes on the overall net income of such Bank or its Applicable Lending Office imposed by the United States of America or by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);
     (ii) imposes, modifies, or deems applicable any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank or the Commitment of such Bank in respect of Eurodollar Loans or Fed Funds Rate Loans; or
     (iii) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or Commitment in respect of Eurodollar Loans or Fed Funds Rate Loans.
     (b) Without limiting the effect of the foregoing provisions of this Section 5.1 (but without duplication), the Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate such Bank or any Person controlling such Bank for any increased costs which it determines are attributable to the maintenance by such Bank or such Person (or any Applicable Lending Office) of capital in respect of such Bank’s Commitment or Loans as a result of any Regulatory Change, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank or such Person (or any Applicable Lending Office) to a level below that which such Bank or such Person (or any Applicable Lending Office), taking into account their policies concerning capital adequacy, could have achieved but for such Regulatory Change.
     (c) Each Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (b) of this Section 5.1 as promptly as practicable. Together with the delivery of such notice, the relevant Bank will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (b) of this Section 5.1. Determinations and allocations by any Bank for purposes of this Section 5.1 of the effect of any Regulatory Change, law, regulation, or request of any central bank or other monetary authority and computations of amounts payable set forth in the certificate referred to in the preceding sentence shall be made in good faith and shall be conclusive and binding on the Borrower in the absence of manifest error.
     5.2 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate for any Interest Period for any Eurodollar Loans or determination of the Fed Funds Rate for any Fed Funds Rate Loans:
     (a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” or “Fed Funds Rate,” as the case may be, are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the LIBOR Base Rate for such Interest Period or the Fed Funds Rate for such day, as the case may be, as provided herein; or
     (b) any Bank determines (which determination shall be conclusive) and notifies the Agent that the relevant rates of interest referred to in the definition of (i) ”LIBOR Base Rate” for such Interest Period are not likely to adequately cover the cost to such Bank of making or maintaining its Eurodollar Loan for such Interest Period or (ii) “Fed Funds Rate” are not likely to adequately cover the cost of such Bank of making or maintaining its Fed Funds Rate Loans; then with respect to Loans of the affected type, the Agent shall give the Borrower and each Bank prompt notice thereof, and so long as such condition remains in effect, the affected Banks shall be under no obligation to make or Continue Loans of the affected type and the Borrower shall either prepay (on the last day of the current Interest Period for any outstanding Eurodollar Loans) each affected Bank’s Loans of the affected type or Convert (on the last day of the current Interest Period for any outstanding Eurodollar Loans) such Loans to a type which are not so affected in accordance with Section 2.4 hereof.
     5.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that because of any Regulatory Change it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans or Fed Funds Rate Loans, then such Bank shall promptly notify the Borrower thereof (with a copy to the Agent) and such Bank’s obligation to make or Continue, or to Convert Loans into, the affected type of Loans or to make or Convert the affected type of Loans shall be suspended until such time as such Bank may again make and maintain the affected type of Loans (in which case the provisions of Section 5.4 hereof shall be applicable).
     5.4 Treatment of Affected Loans.
     (a) If the obligation of any Bank to make or Continue, or to Convert Loans into, Eurodollar Loans or Fed Funds Rate Loans is suspended pursuant to Section 5.2 or 5.3 hereof (such Loans being called “Affected Loans” in this Section 5.4), such Bank’s Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s)

of the then current Interest Period(s) unless sooner required under the Regulatory Change referred to in Section 5.3 and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.2 or 5.3 hereof which gave rise to such Conversion no longer exist:
     (i) to the extent that such Bank’s Affected Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loans shall be applied instead to its Base Rate Loans; and
     (ii) all Loans which would otherwise be made or Continued by such Bank as Affected Loans shall be made or Continued instead as Base Rate Loans and all Loans of such Bank which would otherwise be Converted into Affected Loans shall remain as Base Rate Loans.
     (b) If such Bank gives notice to the Borrower (with a copy to the Agent) that circumstances specified in Section 5.2 or 5.3 hereof which gave rise to the Conversion of such Bank’s Affected Loans pursuant to this Section 5.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Affected Loans are outstanding, such Bank’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Affected Loans to the extent necessary so that, after giving effect thereto, all Affected Loans are held pro rata (as to principal amounts, types and Interest Periods) in accordance with the Commitments.
     5.5 Compensation.
     (a) The Borrower shall pay to the Agent for the account of each Bank, upon the demand of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines are attributable to (i) any payment, prepayment or Conversion of a Eurodollar Loan made by such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of an Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow a Eurodollar Loan from such Bank on the date of the making of such Loan specified as provided in this Agreement.
     (b) Without limiting the effect of Section 5.5(a), such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan over (ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).
     (c) Any Bank requesting compensation pursuant to this Section 5.5 shall provide to the Borrower a certificate showing its computation of the amount requested, which shall be conclusive and binding on the Borrower in the absence of manifest error.
     5.6 Taxes. The Borrower covenants and agrees that:
     (a) All payments on account of the principal of and interest on the Loans and all other amounts payable by the Borrower under or in respect of this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof, including amounts payable under paragraph (c) of this Section 5.6, shall be made free and clear of and without reduction by reason of any present or future income, stamp and other taxes, levies, deductions, charges and withholdings whatsoever imposed, assessed, levied or collected by any state, nation or other governmental authority (other than taxes on the overall net income of such Bank or its Applicable Lending Office imposed by the United States of America or the jurisdiction in which such Bank has its principal office or such Applicable Lending Office, such excluded taxes being called “Excluded Taxes”), or any political subdivision or taxing authority thereof or therein (each, a “Taxing Authority”), and interest thereon and penalties with respect thereto, if any, on or in respect of (i) this Agreement, the Notes, the Commitments, the Loans or the letter agreement referred to in Section 3.2 hereof, (ii) the registration, notarization or other formalization of any thereof, (iii) any payments of principal, interest, charges, fees or other amounts made on, under or in respect thereof, or (iv) any of the income, profits or revenues of the Agent, any Bank or any Applicable Lending Office as a result of the transactions contemplated hereby other than Excluded Taxes (collectively, “Taxes”), all of which will be paid by the Borrower, for its own account, prior to the date on which penalties attach thereto.
     (b) The Borrower will indemnify the Agent and each Bank against, and reimburse the Agent and each Bank on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, which the Agent or any Bank may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Taxes when due.
     (c) In the event that the Borrower is required by applicable law, decree or regulation to deduct or withhold any Taxes from any amount payable on, under or in respect of this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof, the Borrower shall withhold such amount and pay it to the relevant Taxing Authority and shall pay to the Agent or the Banks such additional amount as may be required, after such deduction or withholding, to enable the Agent or the Banks to receive from the Borrower an amount equal to the full amount stated to be payable under this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof.
     (d) The Borrower shall furnish to the Agent original or certified copies of tax receipts in respect of any withholding of Taxes required under this Section 5.6 within thirty (30) days after the date of the payment of interest or other amount in respect of which any withholding was required to be made, and the Borrower shall promptly furnish to the Agent any other information, documents and receipts that the Agent may require, in its sole discretion from time to time, to establish to its satisfaction that full and timely payment has been made of all Taxes required to be paid hereunder.
     (e) The covenants and agreements of the Borrower under this Section 5.6 shall survive the repayment of the Loans and payment of other amounts payable under this Agreement, the Notes and the letter agreement referred to in Section 3.2 hereof.
     (f) Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Bank agrees that it will deliver to the Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Bank’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Bank qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Bank is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Bank, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Bank is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Bank is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Bank, including Forms W-8 IMY or W-8 EXP. Each such Foreign Bank shall deliver to the Borrower and the Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Bank. Each such Foreign Bank shall promptly notify the Borrower and the Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).
SECTION 6. CONDITIONS PRECEDENT

     6.1 Initial Credit Extension. The obligation of each Bank to make its initial Loan hereunder is subject to the receipt by the Agent of the following documents and payments, each of which documents shall be satisfactory to the Agent in form and substance:
     (a) Corporate Action. Certified copies of the articles of incorporation and by-laws of the Borrower and all corporate action taken by the Borrower authorizing this Agreement and the Notes and the borrowing by the Borrower hereunder (including a certificate setting forth the resolutions of the Board of Directors of the Borrower authorizing the transactions contemplated hereby of the secretary or assistant secretary of the Borrower).
     (b) Incumbency. A certificate secretary or assistant secretary of the Borrower naming and setting forth the specimen signature of each of the officers of the Borrower (i) who is authorized to sign on its behalf this Agreement or the Notes and (ii) who is (A) an Authorized Officer or (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications (other than notices required to be given by an Authorized Officer) in connection with this Agreement and the transactions contemplated hereby.
     (c) Officer’s Certificate. A certificate of a senior officer of the Borrower dated the date of the initial Credit Extension to the effect that on and as of such date: (i) no Default shall have occurred and be continuing; and (ii) the representations and warranties made by the Borrower in Section 7 hereof are true and correct with the same force and effect as if made on and as of such date.
     (d) Opinion of Counsel of Borrower. An opinion of counsel of the Borrower, substantially in the form of Exhibit B hereto.
     (e) Notes. The Notes, duly completed and executed.
     (f) Approvals. Certified copies of any filings, authorizations, approvals, licenses, consents or registrations necessary in order for the Borrower to execute, deliver and perform this Agreement or the Notes.
     (g) Fee Letter and Payments. An executed copy of the letter agreement referred to in Section 3.2, payment of any agency fee then due under that letter agreement, and payment of any other fee which is then due and payable pursuant to this Agreement.
     (h) Other Documents. Such other documents as the Agent or any Bank may reasonably request.
     6.2 Initial and Subsequent Credit Extensions. The obligation of each Bank to make any Loan (including its initial Loan) and agree to any Continuation of Eurodollar Loans is subject to the further conditions precedent that, both immediately prior to such Credit Extension or Continuation and also after giving effect thereto: (a) no Default shall have occurred and be continuing; and (b) the representations and warranties made by the Borrower in Section 7 hereof shall be true and correct on and as of the date of such Credit Extension or Continuation with the same force and effect as if made on and as of such date. Each notice of borrowing or Continuation notice given by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in clauses (a) and (b) in the preceding sentence.
SECTION 7. REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Banks to enter into this Agreement and make Credit Extensions, the Borrower represents and warrants to the Agent and the Banks that:
     7.1 Organization. The Borrower is a corporation duly existing under the laws of the State of Indiana; each Subsidiary (including without limitation, each Subsidiary Bank) is a corporation duly existing under the laws of the jurisdiction of its incorporation; the Borrower and each Subsidiary are duly qualified, in good standing and authorized to do business in each jurisdiction where the failure to so qualify would have a material adverse effect on the Borrower or such Subsidiary; and the Borrower and each Subsidiary have all necessary power and authority to own their properties and to carry on their businesses as now being conducted.
     7.2 Authorization; No Conflict; Binding Effect. The borrowing of Loans, the execution and delivery of the Notes, and the performance by the Borrower of its obligations under this Agreement and the Notes are within the Borrower’s corporate powers, have been authorized by all necessary corporate action, have received all necessary governmental approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Borrower or any Subsidiary or of any agreement binding upon the Borrower or any Subsidiary. This Agreement is, and each Note upon its execution and delivery will be, legal, valid and binding obligations of the Borrower that are enforceable in accordance with their respective terms.
     7.3 Financial Statements. The Borrower has supplied copies of the following financial or other statements to each of the Banks:
     (a) The Borrower’s audited consolidated financial statements as at December 31, 2004.
     (b) The Borrower’s unaudited consolidated financial statements for the six-month period ended June 30, 2005.
     (c) copy of the Borrower’s Quarterly Report or Form 10-Q as filed with the Securities and Exchange Commission for its fiscal quarter ended March 31, 2005.
Such statements have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year or three-month period, as the case may be, and accurately present the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of their operations for the respective periods then ended subject, in the case of such interim statements, to normal year-end adjustments and the provision of footnotes. Since December 31, 2004, no material, adverse change in the business, properties, assets, operations, conditions, or prospects of the Borrower or any Subsidiary has occurred. There are no known contingent liabilities of the Borrower or any Subsidiary which are known to be in an aggregate amount in excess of $1,000,000 (excluding loan commitments, letters of credit, and other contingent liabilities incurred in the ordinary course of the banking business) that are not disclosed or reflected in such financial statements or on Schedule 2.
     7.4 Taxes. The Borrower and each Subsidiary have filed or caused to be filed all federal, state, and local tax returns, if any, which are required to be filed, and have paid or have caused to be paid all taxes, including those shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings and as to which no foreclosure, distraint, sale, or similar proceedings have been commenced). The Borrower and each Subsidiary have set up reserves in accordance with GAAP which are adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.
     7.5 Liens. None of the assets owned, leased or otherwise held by the Borrower or any Subsidiary is subject to any Lien, except for Liens permitted by Section 8.6.
     7.6 Adverse Contracts. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, that may have a material and adverse effect on the business, assets, liabilities, financial condition, operations, or business prospects of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement or any Note. Neither the Borrower nor any Subsidiary has, nor with reasonable diligence should have had, knowledge of or notice that it is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any such agreement, instrument, restriction, judgment, decree, or order.
     7.7 Regulation U. The Borrower is not engaged principally in, nor is one of the Borrower’s important activities, the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.
     7.8 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceedings, or governmental proceedings are pending or threatened against the Borrower or any Subsidiary that would (singly or in the aggregate), if adversely determined, have a material and adverse effect on the business, assets, liabilities, financial condition, continued operations, or business prospects of the Borrower or any Subsidiary, except as set forth in Schedule 2.
     7.9 Subsidiaries. The Borrower’s only Subsidiary Bank and all other Subsidiaries as of the date of this Agreement are listed in Schedule 3 to this Agreement. Except as set forth on Schedule 3, all of the Subsidiaries are Consolidated Subsidiaries. The additional descriptive information set forth on Schedule 3 is true and correct.
     7.10 Bank Holding Company. The Borrower has complied in all respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and there are no conditions precedent or subsequent to its engaging in the business of being a registered bank holding company.
     7.11 ERISA.
     (a) The Borrower and the ERISA Affiliates and the plan administrator of each Plan covering any employees of the Borrower or any Subsidiary have fulfilled in all material respects their respective obligations under ERISA and the Code with respect to such Plan and such Plan is currently in compliance with the applicable provisions of ERISA and the Code except, in each case, for such matters which in the aggregate do not have a material adverse effect on the Borrower’s financial condition.
     (b) With respect to each Plan covering any employees of the Borrower or any Subsidiary, there has been no (i) “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which is not subject to the provision for waiver of the 30-day notice requirement to the PBGC; (ii) failure to make or properly accrue any contribution which is due to any Plan; (iii) action under Section 4041 of ERISA to terminate any Plan; (iv) withdrawal from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) institution by PBGC of proceedings to terminate any Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability pursuant to Sections 4062(e), 4069 or 4212(c) of ERISA; (vii) complete or partial withdrawal (within the meaning of Sections 4003 and 4205 of ERISA) from any Plan which is a Multiemployer Plan that is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (viii) prohibited transaction described in Section 406 of ERISA or 4975 of the Code which could give rise to the imposition of any material fines, penalties, taxes or related charges which in the aggregate have a material adverse effect on the Borrower’s financial condition; (ix) assertion of a claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) which could reasonably be expected to be successful; (x) receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code, if applicable; or (xi) imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or Section 302(f) of ERISA.
     7.12 Environmental Laws.
     (a) The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws and are in compliance in all respects with all applicable Environmental Laws, except where failure to comply could not have a material adverse effect on the ability of the Borrower to perform its obligations hereunder and under the Notes.

     (b) On or prior to the date hereof, no notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws or any liability thereunder, which complaint, investigation or review if adversely determined to the Borrower could not have a material adverse effect on the ability of the Borrower to perform its obligations hereunder and under the Notes.
     (c) There are no Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Borrower or any of its Subsidiaries.
     (d) There are no conditions existing currently or anticipated to exist during the term of this Agreement which would subject the Borrower or any of its Subsidiaries or any of their property to any Lien, damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action, or other responses by the Borrower and its Subsidiaries pursuant to Environmental Laws.
     7.13 FDIC Insurance. The deposits of each Subsidiary Bank of the Borrower are insured by the FDIC and no act has occurred which would adversely affect the status of such Subsidiary Bank as an FDIC insured bank.
     7.14 Investigations. Neither the Borrower nor any Subsidiary is under investigation by, or is operating under any restrictions imposed by or agreed to with, any regulatory authority other than routine examination (s) by regulatory authorities having jurisdiction over Borrower or such Subsidiary or except as described in writing to the Agent prior to the date of this Agreement.
SECTION 8. COVENANTS
     The Borrower agrees that, so long as the Commitments are in effect and until payment in full of the Loans and all other amounts payable by the Borrower hereunder and under the Notes the Borrower will, and will cause each Subsidiary to:
     8.1 Existence, Mergers, Etc. Preserve and maintain its corporate, partnership or joint venture (as applicable) existence; take all steps to become and remain duly qualified, validly existing in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse effect on the consolidated condition or prospects of the Borrower and its Consolidated Subsidiaries; and not liquidate, dissolve, or merge or consolidate with or into any other Person, or sell, lease, transfer or otherwise dispose of all or a substantial part of its assets other than in the ordinary course of business, except that:
     (a) Any Subsidiary may merge or consolidate with or into Borrower or any one or more wholly-owned Subsidiaries of Borrower if the Borrower or such wholly-owned Subsidiary is the survivor of such transaction;

     (b) Any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or one or more wholly-owned Subsidiaries;
     (c) Subject to Section 8.8(c), any Subsidiary may merge or consolidate with any other Person if (i) immediately prior and subsequent thereto, no Default shall have occurred and be continuing, (ii) such Subsidiary shall be the surviving Person and (iii) following such merger or consolidation, the Borrower shall continue to own the same or a greater percentage of the stock or other ownership interests of such Subsidiary as it owned immediately prior to such merger; and
     (d) Any Subsidiaries or the assets of any Subsidiaries may be sold, so long as the aggregate value of said assets and such Subsidiaries sold in any fiscal year shall not exceed $10,000,000 provided, however that the Subsidiary Bank may sell or otherwise dispose of (i) any loans, investments, servicing rights or other assets in the ordinary course of its business and (ii) up to $25,000,000 in loans previously identified as held for sale.
     8.2 Reports, Certificates and Other Information. Furnish (or cause to be furnished) to each Bank:
     (a) Interim Reports. Within forty-five (45) days after the end of each quarter of each fiscal year of the Borrower, a copy of an unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries prepared on a consolidated basis consistent with the consolidated financial statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.3(b), signed by the President, the Chief Financial Officer, the Treasurer or the Controller of the Borrower and consisting of at least: (i) a consolidated balance sheet as at the close of such quarter; and (ii) consolidated statements of earnings and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter (provided that so long as the common stock of the Borrower is listed for trading on NASDAQ, the foregoing requirement as to the Borrower’s consolidated financial statements may be satisfied by delivery of the Borrower’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.
     (b) Audit Report. Within ninety (90) days after the end of each fiscal year of the Borrower, a copy of an annual report of the Borrower and its Consolidated Subsidiaries prepared on a consolidated basis and in conformity with GAAP applied on a basis consistent with the consolidated financial statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.3(a), duly audited by independent certified public accountants of recognized standing satisfactory to the Agent, accompanied by an opinion without significant qualification.
     (c) Certificates. Contemporaneously with the furnishing of a copy of each annual report and of each quarterly statement provided for in Sections 8.2(a) and (b), a certificate dated the date of such annual report or such quarterly statement and signed by either the President, the Chief Financial Officer, the Treasurer or the Controller of the Borrower to the effect that no Default has occurred and is continuing, or, if there is any such Default, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, any financial ratio or restriction contained in this Agreement.
     (d) Reports to SEC and to Shareholders. Copies of each filing and report made by the Borrower or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission and of each communication from the Borrower or any Subsidiary to shareholders generally, promptly upon the filing or making thereof.
     (e) Notice of Default, Litigation, Environmental and ERISA Matters. Immediately upon learning of the occurrence of any of the following, written notice describing the same and the steps being taken by Borrower or any Subsidiary affected in respect thereof: (i) the occurrence of a Default, which notice shall specify such Default and state that it is a “Notice of Default,” or; (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which is material to Borrower or any Subsidiary on a consolidated basis; (iii) the occurrence of any event or condition specified in Section 7.11(b), (iv) the receipt of any notice, demand, request for information, citation, summons, order, complaint or assessment or the initiation of any investigation or review of the kind specified in Section 7.12(b); (v) the issuance of any cease and desist order, written agreement, cancellation of insurance, or other public enforcement or administrative action by the FDIC or other regulatory entity; or (vi) the issuance of any memorandum of understanding or proposed disciplinary action from the FDIC or other regulatory entity, to the extent it is permitted to disclose such information to the Agent and the Banks, the Borrower agreeing to use reasonable efforts to obtain any necessary regulatory consent to such disclosure.
     (f) Other Information. From time to time such other information, financial or otherwise, concerning the Borrower or any Subsidiary as the Agent or any Bank may reasonably request.
     8.3 Inspection. Permit the Agent or any Bank and its agents at any time during normal business hours to inspect their properties and to inspect and make copies of their books and records, any such inspection to be at the expense of the Borrower if an Event of Default has occurred and is continuing.
8.4 Financial Requirements.
     (a) Double Leverage. Not permit at any time the Double Leverage Ratio of the Borrower and its Subsidiaries to be greater than 1.15 to 1.0
     (b) Net Income to Average Assets. Not permit as at any fiscal quarter end the ratio of (i) consolidated net income of the Borrower and its Subsidiaries for the fiscal quarter then ending multiplied by four to (ii) the average assets of the Borrower and its Subsidiaries, during said fiscal quarter to be less than 0.90%.
     (c) Nonperforming Assets. Not permit all assets of the Borrower, all Subsidiary Banks and other Subsidiaries classified as “non-performing” (which shall include (i) all loans in non-accrual status, more than ninety (90) days past due in principal or interest, restructured or renegotiated, or listed as “other restructured” (all such loans being called “Nonperforming Loans”) and (ii) “other real estate owned”) on the FDIC or other regulatory agency call report to at any time exceed two and one quarter percent (2.25%) of all loans and “other real estate owned” of the Borrower and its Consolidated Subsidiaries.
     (d) Loan Loss Reserves Ratio. Cause the Borrower and its Consolidated Subsidiaries to maintain on a consolidated basis as at the last day of each fiscal quarter of each fiscal year a ratio of loan loss reserves to Nonperforming Loans of at least 80% at all times prior to June 30, 2006 and 100% at all times on or after June 30, 2006.
     (e) Well Capitalized. Remain at all times “well capitalized” for purposes of applicable law and regulations, as amended or supplemented from time to time (it being understood that if the term “well capitalized” is not directly applicable to a bank holding company, for the purpose of this Section, it shall be assumed to be so applicable and calculated accordingly).
     (f) Subsidiary Bank. Cause each Subsidiary Bank to remain at all times “well capitalized” for purposes of applicable law and regulations, as amended and supplemented from time to time.
     8.5 Indebtedness. Not incur, permit to remain outstanding, assume or in any way become committed for Indebtedness (including, but not limited to, Indebtedness in respect of money borrowed from financial institutions, but excluding deposits), except: (i) Indebtedness incurred hereunder; (ii) Indebtedness existing on the date of this Agreement shown on the financial statements furnished to Agent before this Agreement was signed; (iii) Indebtedness of the Subsidiary Banks arising in the ordinary course of the banking business of the Subsidiary Banks; (iv) Indebtedness incurred by the Borrower or any Subsidiary to the Borrower or any other Subsidiary; (v) Guarantees of the Borrower of the obligations of any Subsidiary to the extent required in the normal course of such Subsidiary’s business, by regulations applicable to the Borrower or such Subsidiary or in connection with the commercial real property leases of such Subsidiary and (vi) the total amount of Subordinated Indebtedness, Trust Indebtedness and Trust Guarantees, including any Trust Indebtedness existing as of the date of the First Amendment hereto and any refinancing thereof, in an aggregate amount not in excess of $85,000,000 at any time outstanding.
     8.6 Liens. Not create, suffer or permit to exist any Lien upon any of their assets now or hereafter owned or acquired (specifically including but not limited to the capital stock of any Subsidiary), except: (i) Liens existing on the date of this Agreement and described on Schedule 4; (ii) Liens of landlords, contractors, laborers or supplymen, tax liens, or liens securing performance or appeal bonds, or other similar liens or charges arising out of Borrower’s or a Subsidiary’s business, provided that tax Liens are removed before related taxes become delinquent and other Liens are promptly removed, in either case unless contested in good faith and by appropriate proceedings, and as to which adequate reserves shall have been established in accordance with GAAP and no foreclosure, sale or similar proceedings have commenced; and (iii) Liens on the assets of any Subsidiary arising in the ordinary course of its business.

     8.7 Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings as to which adequate reserves shall have been established in accordance with GAAP, and no foreclosure, sale or similar proceedings have commenced.
     8.8 Investments. Not make any Investments, except that Borrower and any Subsidiary may:
     (a) make Investments in the Subsidiary Banks;
     (b) make Investments in Subsidiaries other than Subsidiary Banks (other than Guarantees of Indebtedness of Subsidiaries, except as permitted by Section 8.5);
     (c) make or acquire Investments in order to consummate Acquisitions, provided that (i) after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) such Acquisitions are undertaken in accordance with all applicable requirements of law; and (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained. Upon the Borrower’s or such Subsidiary’s purchase or other acquisition of fifty percent (50%) or more of the voting stock of any bank, such bank shall thereupon become a “Subsidiary Bank” for all purposes under this Agreement;
     (d) in the case of the Trust Issuers, purchase the Trust Indebtedness and, in the case of the Borrower, issue the Trust Guarantee; and
     (e) make other Investments permitted by applicable governmental laws and regulations.
Nothing in this Section 8.8 shall prohibit the Borrower or any Subsidiary from making loans, advances, or other extensions of credit in the ordinary course of business upon substantially the same terms as heretofore extended by them in such business or upon such terms as may at the time be customary in the Borrower’s or such Subsidiary’s business.
     8.9 Capital Structure. The Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock or other ownership interests in each Subsidiary that it held on the date of this Agreement as set forth in Schedule 3, and no Subsidiary shall issue any additional stock or other ownership interests, options or warrants in respect thereof, or securities convertible into such securities or interests, other than to the Borrower or its employees or employees of the relevant Subsidiary.
     8.10 Maintenance of Properties. Maintain, or cause to be maintained, in good repair, working order and condition, all their properties (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     8.11 Insurance. Maintain insurance in responsible companies in such amounts and against such risks as is required by law and such other insurance, in such amount and against such hazards and liabilities, as is prudent taking into consideration the business of the Borrower and its Subsidiaries. Each Subsidiary Bank shall have its deposits insured by the FDIC.
     8.12 Use of Proceeds.
     (a) Margin Regulations. Not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by any Bank, Borrower and any Subsidiary will furnish to such Bank a statement in conformity with the requirements of Federal Reserve Form U-1. No part of the proceeds of the Loan will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors.
     (b) Tender Offers and Going Private. Not use (or permit to be used) any proceeds of any Credit Extension to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.
     (c) Permitted Uses. The proceeds of the Loans shall be used solely for the Borrower’s general corporate purposes, including the making of loans to Subsidiaries, the funding of Acquisitions as provided in Section 8.8(c) and stock repurchases.
     8.13 Compliance with Laws. Comply and cause each Subsidiary to be in compliance with all laws and regulations (whether federal, state or local and whether statutory, administrative, judicial or otherwise) and with every governmental order or similar action (whether administrative or judicial), specifically, including but not limited to the Bank Holding Company Act of 1956, as amended, and with the existing regulations of the Federal Reserve Board relating to bank holding companies and excluding any non-compliance which would not be reasonably likely to have a material and adverse effect on the business, assets, liabilities, financial condition, continued operations, or business prospects of the Borrower or any Subsidiary.
SECTION 9. EVENTS OF DEFAULT
     9.1 Events of Default. One or more of the following events shall constitute an event of default hereunder and under the Notes (each, an “Event of Default”):
     (a) Nonpayment. The Borrower shall fail to make any payment of principal when due or any payment of interest, fees or other amounts within five days of when due, payable hereunder or under any Note or the letter agreement referred to in Section 3.2 hereof;
     (b) Cross-Default. There shall occur any default or event of default with respect to, or any event that might become such with notice or the passage of time or both, or any similar event with respect to, or any event that requires the prepayment of, Indebtedness of the Borrower or any Subsidiary in the aggregate amount of $5,000,000 or more or the acceleration of the maturity thereof under the terms of any evidence of Indebtedness or other agreement issued or assumed or entered into by the Borrower or any Subsidiary, or under the terms of any indenture, agreement or other instrument under which any such Indebtedness in the aggregate amount of $5,000,000 or more is evidenced, issued, assumed, secured, or guaranteed, and such default, event of default or event shall continue beyond any applicable period of grace;
     (c) Dissolutions, etc. The Borrower or any Subsidiary Bank shall fail to comply with Section 8.1 hereof or the Borrower or any Subsidiary Bank shall take any corporate action to approve any action or omission that would result in such a failure;
     (d) Warranties. Any representation, warranty, schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Borrower or any Subsidiary to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;
     (e) Change in Control. A Change in Control shall have occurred with respect to the Borrower;
     (f) ERISA. An event or condition specified in Section 7.11(b) shall occur or exist with respect to any Plan or Multiemployer Plan if as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur or in the opinion of the Majority Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Majority Banks, material in relation to the consolidated financial condition, business, operations or prospects taken as a whole of the Borrower and its Consolidated Subsidiaries;
     (g) Judgments. (i) One or more non-interlocutory judgments, non-interlocutory orders, decrees of arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof.
     (ii) Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, financial condition, continued operations or business prospects of the Borrower or any Subsidiary, and there shall be a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

     (h) Cease and Desist Order or Other Action. The FDIC or any other federal or state regulatory authority shall issue a cease and desist order or take other action of a disciplinary or remedial nature against the Borrower or any Subsidiary and such order or other action shall be reasonably likely to have a material adverse effect on the financial condition or continued operations of the Borrower or any Subsidiary or there shall occur with respect to any Subsidiary Bank any event which is grounds for the required submission of a capital restoration plan under 12 U.S.C. §1831o(e)(2) and the regulations thereunder, as amended;
     (i) Noncompliance with this Agreement. The Borrower shall fail to comply with any provision of this Agreement, which failure does not otherwise constitute an Event of Default, and (if such Event of Default is capable of being cured) such failure shall continue for 10 days;
     (j) Bankruptcy — Filing of Petition. The Borrower or any Subsidiary shall file a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or the Borrower or any Subsidiary shall consent to the institution of proceedings thereunder or the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Subsidiary or the Borrower or any Subsidiary shall take any corporate action to approve any of the foregoing;
     (k) Bankruptcy — Entry of Order for Relief. There shall be entered a decree or order by a court constituting an order for relief in respect of the Borrower or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Subsidiary or of any substantial part of their respective properties, or ordering the winding-up of or liquidation of the affairs of the Borrower or any Subsidiary or ordering the merger or consolidation of the Borrower or any Subsidiary with or into any other entity, and any such decree or order shall continue unstayed and in effect for a period of 30 consecutive days; or
     (l) Insolvency. The Borrower or any Subsidiary shall become insolvent or shall fail or be unable to pay its debts as they mature, or shall admit in writing its inability to pay its debts as they mature, or shall make a general assignment for the benefit of its creditors, or shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business, or any Subsidiary Bank shall have its charter to operate as a bank or savings and loan association revoked, shall be closed by any regulatory authority, or shall cease to have deposits insured by the FDIC.
     9.2 Remedies. Upon the occurrence of any Event of Default set forth in subsections (a) through (i) of Section 9.1 and during the continuance thereof, the Agent, on request of the Majority Banks, shall declare the Commitments to be terminated and/or declare the Loans and any other amounts payable hereunder and under the Notes to the Agent and the Banks to be immediately due and payable, whereupon the Commitments shall be forthwith terminated and/or the Loans and any other amounts payable hereunder and under the Notes shall forthwith become due and payable. Upon the occurrence of any Event of Default set forth in subsections (j) through (l) of Section 9.1, the Commitments shall be immediately and automatically terminated and the Loans and any other amounts owed to the Agent and the Banks hereunder and under the Notes shall be immediately and automatically due and payable without action of any kind on the part of Agent or any Bank. The Borrower expressly waives diligence, presentment, demand, notice, or protest of any kind in connection herewith.
SECTION 10. THE AGENT
     10.1 Appointment of Agent. Each Lender irrevocably appoints SunTrust Bank as the Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Agent. The Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     10.2 Nature of Duties of Administrative Agent. The Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Majority Banks (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.4), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.4) or in the absence of its own gross negligence or willful misconduct. The Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Agent by the Borrower or any Bank, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
     10.3 Lack of Reliance on the Administrative Agent. Each of the Banks acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Banks, also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
     10.4 Certain Rights of the Agent. If the Agent shall request instructions from the Majority Banks with respect to any action or actions (including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Banks; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Banks where required by the terms of this Agreement.
     10.5 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     10.6 The Agent in its Individual Capacity. The Bank serving as the Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Bank as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent; and the terms “Banks”, “Majority Banks”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The bank acting as the Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Agent hereunder.
     10.7 Successor Agent.

     (a) The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent, subject to the approval by the Borrower provided that no Default shall exist at such time. If no successor Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
     (b) Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 10.7 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Majority Banks shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time as the Majority Banks appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder, the provisions of this Section 10 shall continue in effect for the benefit of such retiring Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Agent.
     10.8 Authorization to Execute other Loan Documents. Each Bank hereby authorizes the Agent to execute on behalf of all Banks all Loan Documents other than this Agreement.
SECTION 11. MISCELLANEOUS
     11.1 Waiver. No failure on the part of the Agent or any Bank to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
     11.2 Notices. Except as otherwise provided in this Agreement, all notices and other communications provided for herein shall be given or made in writing and telecopied, mailed or delivered to the notice address of the intended recipient set forth on the signature pages hereof, or as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when properly transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
     11.3 Expenses, Etc.

     (a) The Borrower agrees to pay or reimburse each of the Banks and the Agent for: (a) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of Mayer, Brown, Rowe & Maw, LLP, special counsel to the Agent) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the Notes, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the Notes; and (b) all reasonable costs and expenses of the Banks and the Agent (including reasonable counsels’ fees (which counsel may be employees of the Agent or the Banks)) in connection with any Default and any enforcement or collection proceedings resulting therefrom.
     (b) The Borrower shall indemnify the Agent, each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or wanton misconduct as determined by a court of competent jurisdiction.
     (c) The Borrower shall pay, and hold the Agent and each of the Banks harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
     (d) To the extent that the Borrower fails to pay any amount required to be paid to the Agent under clauses (a), (b) or (c) hereof, each Bank severally agrees to pay to the Agent such Bank’s Percentage (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
     (e) The Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

     (f) All amounts due under this Section shall be payable promptly after written demand therefor, provided, however, that such amounts shall not be payable during any period the Borrower is disputing such amounts in good faith and is diligently pursuing resolution of such dispute.
     (g) Nothing in this Section 11.3 shall require the Borrower to reimburse any Bank for costs or expenses related to any assignment or participation permitted under Section 11.5.
     11.4 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be waived, amended or modified only by an instrument in writing signed by the Borrower, the Agent and the Majority Banks; provided that no amendment, modification or waiver shall, unless by an instrument signed by the Agent and all of the Banks: (a) increase or extend the term of the Commitments, except as provided in Section 2.10, or extend the Revolving Credit Commitment Termination Date, (b) extend any date fixed for the payment of any principal of or interest on any Loan or any fee, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder, (d) alter the terms of this Section 11.4 or of Section 11.6(a), (e) amend the definition of the term “Majority Banks” or (f) waive any of the conditions precedent set forth in Section 6 hereof.
     11.5 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) No Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) without the prior written consent of the Borrower; provided that no such consent shall be required during the continuance of an Event of Default. Any Bank may, after obtaining such consent if such consent is required, may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned and (iii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $1,000, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire. Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Bank and assignee Bank, (ii) acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, (iii) consent thereof from the Borrower to the extent required pursuant to this clause (b) and (iv) if such assignee Bank is a Foreign Bank, compliance by such Person with Section 5.6(f), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.1, 5.5, 5.6 and 11.3. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
     (d) Any Bank may, without the consent of, or notice to, the Borrower, or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Bank affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Bank affected thereby, or (iv) change any of the provisions of this Section or the definition of “Majority Banks” or any other provision hereof specifying the number or percentage of Banks which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Bank. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.1, 5.5, and 5.6 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
     (e) A Participant shall not be entitled to receive any greater payment under Section 5.1, and 5.5 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 5.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.6 as though it were a Bank.
     (f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
     11.6 Confidentiality. A Bank may, with the consent of the Borrower (which consent shall not unreasonably be withheld), furnish any non-public information concerning the Borrower or any of its subsidiaries in the possession of such Bank from time to time to actual or prospective assignees and participants; provided that such recipient shall agree with such Bank (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) that (A) the information so furnished will not be used by it except in connection with this Agreement and (B) it shall use reasonable precautions, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, provided that nothing in such agreement shall limit the disclosure of such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to its counsel or to counsel for any of the Banks or the Agent, (iii) to bank examiners, auditors or accountants or other professional advisors, (iv) to the Agent or any other Bank, (v) in connection with any litigation to which the Agent or any one or more of the Banks is a party or (vi) to the extent such information has become public (other than by its breach of such agreement).
     11.7 Survival. The obligations of the Borrower under Sections 5.1, 5.5, 5.6 and 11.3 hereof shall survive the repayment of the Loans and the termination of the Commitments.
     11.8 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     11.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing one or more of such counterparts.
     11.10 Jurisdiction, Service of Process.
     (a) Any suit, action or proceeding against the Borrower with respect to this Agreement or the Notes or any judgment entered by any court in respect of any thereof may be brought in the courts of the State of Georgia located in Fulton County or in the U.S. District Court for the Northern District of Georgia as the Agent or any Bank may elect, and the Borrower hereby submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding. The Borrower consents to the service of process upon it in any such suit, action or proceeding by regular first class mail addressed to it at its address specified in Section 11.2. The foregoing shall not, however, limit the right of the Agent or any Bank to serve process in any other manner permitted by law or to commence any suit, action or proceeding or to obtain execution of judgment in any appropriate jurisdiction. Without limiting the foregoing, the Borrower further agrees that the Agent or any Bank may at their option submit any dispute which may arise in connection with this Agreement or the Notes to any other court having jurisdiction over the Borrower or the Borrower’s property.
     (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes brought in the courts of the State of Georgia located in Fulton County or the U.S. District Court for the Northern District of Georgia, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     11.11 Set-off. The Borrower agrees that in addition to any right of recoupment, set-off, banker’s lien or counterclaim the Agent or any Bank may otherwise have, the Agent and each Bank shall be entitled to offset deposits (including all account balances, whether provisional or final and whether or not collected or available) and other claims of the Borrower at any of the Agent’s or such Bank’s offices, in Dollars or in any other currency, against any amount payable to the Agent or such Bank hereunder which is not paid when due (regardless of whether such deposits and other claims are then due).

     11.12 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF GEORGIA.
     11.13 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INTEGRA BANK CORPORATION
By: /s/ Allan DelosSantos

Name: Allan DelosSantos
Title: Senior Vice President & Treasurer

Address: 21 S. E. Third Street
Evansville, Indiana 47705
Telecopier No. (812) 464-9825
Attention: Michael T. Vea,
Chairman, President and CEO
Telephone No. (812) 464-9604

BANKS:

SUNTRUST BANK,
as Agent

By: /s/ Alisa A Waxman

Name: Alisa A. Waxman
Title: Vice President
Address: 303 Peachtree Street
Third Floor
Atlanta, GA 30308

Telecopier No.: (404) 581-1775

Attention: Alisa A. Waxman
Vice President

Telephone No.: (404) 230-1919

SUNTRUST BANK

By: /s/ Alisa A. Waxman

Name: Alisa A. Waxman
Title: Vice President
Address: 303 Peachtree Street
Third Floor
Atlanta, GA 30308

Telecopier No.: (404) 581-1775
Attention: Alisa A. Waxman
Vice President

Telephone No.: (404) 230-1919